EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Avangrid, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-221502) on Form S-3 and registration statements (No. 333‑212606 and No. 333-208571) on Form S-8 of Avangrid, Inc. of our reports dated March 26, 2018, with respect to the consolidated balance sheet of Avangrid, Inc. as of December 31, 2017, and the related consolidated statements of income, comprehensive income, changes in equity, and cash flows for the year ended December 31, 2017, and the related notes and financial statement schedule I (collectively, the “consolidated financial statements”), and the effectiveness of internal control over financial reporting as of December 31, 2017, which reports appear in the December 31, 2017 annual report on Form 10‑K of Avangrid, Inc.

Our report dated March 26, 2018, on the effectiveness of internal control over financial reporting as of December 31, 2017, expresses our opinion that Avangrid, Inc. did not maintain effective internal control over financial reporting as of December 31, 2017 because of the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states that management has identified certain deficiencies that rose to the level of a material weakness in controls related to the measurement and disclosure of income taxes.

/s/ KPMG LLP

New York, New York

March 26, 2018